IDS LIFE INSURANCE COMPANY

SPECIAL MEETING OF THE BOARD OF DIRECTORS

A special meeting of the Board of Directors of IDS Life Insurance Company, a Minnesota corporation, was held at the offices of the corporation, IDS Tower, Minneapolis, Minnesota, on October 16, 1985 at 10:30 a.m.

All directors were present except Paul F. Kolkman. James A. Mitchell, the Chairman of the meeting, announced that a quorum of the directors was present, and that the meeting was ready to proceed with its business.

The Chairman stated that the purpose of the meeting was the establishment of the separate account named IDS Life Variable Life Separate Account by the reconstituting of the Separate Accounts P, Q, R, S and T. Upon motion duly made, seconded and unanimously passed, the following resolution was duly adopted:

WHEREAS, This Board of Directors has determined that it is desirable for the Corporation to provide for the acquisition of shares of the portfolios of IDS Life Series Fund, Inc. under its variable life policies; and,

WHEREAS, the Corporation has previously established five separate accounts, IDS Life Accounts P, Q, R, S and T, which accounts have not been funded. Now, therefore, be it

RESOLVED, That the five separate accounts, IDS Life Accounts P, Q, R, S and T, established in accordance with Section 61A.14, Minnesota Statutes at a meeting of the Board of Directors of the Corporation on May 9, 1985, are hereby collectively reconstituted as IDS Life Variable Life Separate Account (comprised currently of five subaccounts) which the Board establishes as a Successor Issuer under Rule 414 of the Securities Act of 1933:

Subaccount P to invest in shares of the Equity Portfolio of IDS Life Series Fund, Inc.

Subaccount Q, to invest in shares of the Income Portfolio of IDS Life Series Fund, Inc.

Subaccount R to invest in shares of the Moneymarket Portfolio of IDS Life Series Fund, Inc.

Subaccount S to invest in shares of the Managed Portfolio of IDS Life Series Fund, Inc.

Subaccount T to invest in shares of the Government Securities Portfolio of IDS Life Series Fund, Inc.; and

RESOLVED, That the proper officers of the Corporation are hereby authorized and directed to establish such additional subaccounts in the future as they determine to be appropriate.

RESOLVED, IDS Life Variable Life Separate Account and/or the Corporation hereby adopt (pursuant to Rule 414 of the Securities Act of 1933) the prior registration statements and other documents filed on behalf of the Corporation and Separate Accounts P, Q, R, S and T as their own for all purposes of the Securities Act of 1933, and the Securities Exchange Act of 1934 and/or the Investment Company Act of 1940 in connection with the filing of registration materials for IDS Life Variable Life Separate Account.

RESOLVED FURTHER, That the proper officers of the Corporation are hereby authorized and directed to accomplish all filings and registrations necessary to carry the foregoing into effect.

There being no further business, the meeting was adjourned. gw

Richard V. O'Brien

Secretary